EXHIBIT 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Donna M. Coughey, CEO
Joseph T. Crowley, CFO
Telephone: 610-995-1700

WILLOW GROVE BANCORP, INC. ANNOUNCES
RECORD THIRD QUARTER EARNINGS

Maple Glen, Pennsylvania — (May 4, 2006) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the “Bank”), reported record net income of $3.924 million for the quarter ended March 31, 2006, a 225% increase over net income of $1.206 million as compared to the comparable quarter of 2005. Earnings per diluted share were $0.27 for the third quarter ended March 31, 2006, a 108% increase over $0.13 per diluted share in the comparable quarter of 2005.   The Company’s operating results continued to benefit from the acquisition of Chester Valley Bancorp, which was consummated effective after the close of business on August 31, 2005. The third quarter 2006 earnings per diluted share reflect the issuance of 4,977,256 shares of the Company’s common stock in connection with the acquisition of Willow Grove Bancorp.

The Company’s consolidated total assets were $1.6 billion at March 31, 2006, an increase of $25.7 million compared to the total assets at December 31, 2005.

Donna M. Coughey, President and CEO of the Company said: “I am extremely pleased with the accomplishments we realized during the latest quarter. The bottom line balance sheet growth does not reflect what we truly accomplished during the quarter. Our Company made several significant strides that will be beneficial to the future results of our Company. In mid-February, we moved into our new corporate headquarters and operations center in King of Prussia, Pennsylvania. This was the culmination of the consolidation of six individual locations into a single operating facility. We believe that it places us in a better position to fully benefit from the synergies of our combined companies.  In February, the Bank completed its sale of Philadelphia Corporation for Investment Services (“PCIS”), the Company’s broker-

dealer subsidiary, to Uvest. The transaction was structured with 92% of the future revenue of PCIS being returned to the Bank and with the ability to repurchase PCIS at any time for the original sale price. This agreement has the primary effect of relieving the Bank of direct responsibility for securities clearing and certain back-office and oversight obligations. We are now focused as a single Company, concentrating on the expansion of our franchise in the growing markets in which we operate. In addition to the consolidation, we have devoted significant resources to analyze our combined customer base and opportunities to cross-sell products that were not offered by either Willow Grove Bank or First Financial Bank. Our research indicates that there are significant cross-sell opportunities within our existing customer base. The sales force is focusing on core deposit growth. As a result, core deposits increased approximately $11.5 million during the third quarter.

Chief Financial Officer, Joe Crowley added “While our primary focus since the acquisition has been on positioning our Company internally from both an operational and marketing standpoint, we remain focused on our expansion opportunities in the growth markets in which we operate. We have utilized both internal and external resources to identify expansion opportunities for our Company. Branch expansion will be a major component of our plans for enhancing shareholder value. We will look at both de-novo as well as acquisition opportunities to further our growth opportunities.”

Mr. Crowley highlighted the following with respect to the Company’s results:

•                  Total assets approximated $1.6 billion, an increase of $25.7 million and $644.4 million as compared to December 31, 2005 and June 30, 2005, respectively;

•                  Loans receivable, net increased by $28.7 million and $497.7 million as compared to December 31, 2005 and June 30, 2005, respectively. The growth occurred primarily in the single-family residential loan portfolio, which increased by approximately $35.9 million and was offset by reductions in the construction, commercial real estate and commercial business loan portfolios by approximately $7.8 million. Due to seasonal factors, the construction loan portfolio tends to decline in the first calendar quarter and we would expect to see growth in the second calendar quarter as construction activity picks up. The unfunded construction portfolio remains strong at approximately $65.1 million;

•                  In February 2006, the Bank completed a sale/leaseback of eight of its branch offices resulting in the receipt of approximately $11.2 million in cash and a gain of approximately $722 thousand. The gain attributed to the former First Financial branches acquired in the merger of $194 thousand reduced goodwill while the gain attributed to the Willow Grove branches of $528 thousand is deferred and amortized as a reduction of rent expense over the term of the lease;

•                  Total deposits declined by approximately $32.9 million as compared to December 31, 2005. The decline occurred as a result of the Bank reducing its position in the Federal Home Loan Bank’s PLGIT (Pennsylvania Local Government Investment Trust) Certificates of Deposit program by $40 million. On a linked quarter basis, core deposits (checking, savings and money market accounts) increased by approximately $11.5 million or 1.8% as compared to December 31, 2005. The Company will continue to focus its efforts on core deposit growth;

•                  The Company issued $25 million of Trust Preferred Securities on March 31, 2006 with $15 million of the proceeds being invested in the Bank. The Bank exceeds the capital requirements contained in the Office of Thrift Supervision’s approval letter issued in connection with the acquisition of Chester Valley Bancorp;

•                  Federal Home Loan Bank borrowings increased by approximately $26.6 million to partially offset the above noted outflow of the PLGIT certificates of deposits;

•                  Net income for the quarter was $3.9 million or $0.27 per diluted share. This represents the second consecutive quarter in which the Company achieved record earnings;

•                  The Company’s net interest margin computed on a fully tax equivalent basis contracted slightly to 3.74% for the quarter ended March 31, 2006 as compared to 3.80% for the quarter ended December 31, 2005. The contraction resulted primarily from competitive pricing pressures on deposits; in particular money market accounts, as well as a reduction in the higher yielding construction and commercial loan portfolios;

•                  Other income declined by approximately $250 thousand. This is primarily the result of the Company adopting a customer retention program following the Bank’s system conversion, which permitted extensive fee waivers;

•                  Operating expenses totaled $9.5 million for the quarter and included approximately $465 thousand in non-recurring charges associated with the merger including $250 thousand in severance charges. The quarter also included $215 thousand in consulting costs primarily related to the Sarbanes-Oxley Act’s Section 404 compliance as well as a study commissioned to analyze our branch network for expansion opportunities;

•                  Occupancy and equipment expenses increased by approximately $380 thousand on a linked quarter basis due primarily to additional rental cost on the branch offices included in the sale/leaseback transaction described previously and the new corporate headquarters along with snow removal costs and higher utility costs.

The Company will host a conference call on Friday, May 5, 2006 at 10:00 a.m. Eastern Time to discuss third quarter fiscal 2006 results, followed by a brief question and answer session. All interested parties are invited to listen to the conference call, which will be broadcast through a webcast on the Company’s website. To access the call, please visit the Company’s website at www.willowgrovebank.com.

An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Friday, May 19, 2006.

Participants may also participate by calling 973-935-8509 at 9:55 a.m. Eastern Time on May 5, 2006, and referencing ID #7348247. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Friday, May 19, 2006. The number to call for the taped replay is 973-341-3080 and the conference PIN is 7348247.

About Willow Grove Bank:

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. Willow Grove Bank was founded in 1909 and operates 27 branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, Maple Glen, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester, Pennsylvania.

Additional information is available at: www.willowgrovebank.com.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Grove Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Grove Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Uncertainties regarding the integration of Chester Valley’s operations and the anticipated cost savings, among other factors, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements. Other factors that may affect the Company’s future operations are discussed in the documents filed by Willow Grove Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Grove Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Grove Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Unaudited)

	March 31,	June 30,
	2006	2005
Assets
Cash in banks	$19,808	$6,189
Interest-bearing deposits	13,650	14,420
Total cash and cash equivalents	33,458	20,609
Investment securities — trading	885	53
Federal Home Loan Bank Stock	19,507	14,256
Investment securities available for sale	205,317	148,517
Investment securities held to maturity	110,268	164,451
Loans held for sale	3,035	1,795
Loans receivable	1,097,752	590,923
Deferred fees and other discounts	(1,608)	(623)
Allowance for loan losses	(14,296)	(6,113)
Loans receivable, net	1,081,848	584,187
Accrued interest receivable	6,182	4,094
Property and equipment, net	10,418	5,659
Bank owned life insurance	11,379	5,447
Real estate owned	50	439
Core deposit intangible, net	13,649	33
Goodwill	91,481	848
Other assets	16,176	8,867
Total Assets	$1,603,653	$959,255

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$974,648	$602,678
Securities sold under agreements to repurchase	32,555	—
Advance payments by borrowers for taxes and insurance	3,936	2,850
Federal Home Loan Bank advances	338,703	237,400
Trust preferred securities	36,234	—
Accrued interest payable	1,956	1,064
Other liabilities	13,573	8,220
Total Liabilities	1,401,605	852,212

Stockholders’ Equity:
Preferred stock	—	—
Common stock	165	115
Additional paid-in capital	176,908	84,266
Retained earnings — substantially restricted	59,764	56,046
Treasury stock	(28,251)	(28,072)
Accumulated other comprehensive loss	(3,091)	(1,353)
Obligation of deferred compensation plan	1,242	1,076
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(4,689)	(5,035)
Total Stockholders’ Equity	202,048	107,043
Total Liabilities and Stockholders’ Equity	$1,603,653	$959,255

WILLOW GROVE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except for Per Share Amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
INTEREST INCOME:
Loans	$17,957	$8,726	$47,201	$25,340
Investments securities and interest-bearing deposits	3,835	4,004	11,768	11,418
Total interest income	21,792	12,730	58,969	36,758
INTEREST EXPENSE:
Deposits	4,776	2,536	12,514	7,206
Securities sold under agreements to repurchase	223	—	527	—
Borrowings	3,587	2,327	9,871	6,422
Total interest expense	8,586	4,863	22,912	13,628
NET INTEREST INCOME	13,206	7,867	36,057	23,130
Provision for loan losses	—	504	720	1,035
Net interest income after provision for loan losses	13,206	7,363	35,337	22,095
OTHER INCOME:
Investment services income, net	705	—	1,735	—
Service charges and fees	1,126	663	3,254	1,739
Gain (loss) on sale of:
Loans	77	231	331	481
Available for sale securities	19	—	(957)	12
Other	151	53	404	347
Total other income	2,078	947	4,767	2,579
OPERATING EXPENSES:
Salaries and employee benefits	5,039	3,426	15,009	9,809
Occupancy & equipment	1,753	674	4,034	1,968
Data processing	304	256	982	718
Advertising	264	242	775	660
Deposit insurance premiums	33	21	93	63
Amortization of intangible assets	587	14	1,352	42
Professional fees	443	159	1,606	653
Other	1,080	1,785	3,261	3,436
Total operating expenses	9,503	6,577	27,112	17,349
Income before income taxes	5,781	1,733	12,992	7,325
Income tax expense	1,857	527	4,265	2,308
NET INCOME	$3,924	$1,206	$8,727	$5,017
EARNINGS PER SHARE
Basic	$0.28	$0.13	$0.67	$0.55
Diluted	$0.27	$0.13	$0.65	$0.53
DIVIDENDS PER SHARE PAID DURING PERIOD	$0.12	$0.12	$0.36	$0.34
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,147,151	8,973,393	12,962,423	8,945,778
Diluted	14,497,468	9,392,001	13,293,491	9,379,991

OTHER SELECTED DATA:

	Three-months Ended				Nine-months Ended
	March 31,				March 31,
	2006		2005		2006		2005
Average interest rate spread	3.59%		2.89%		3.54%		2.90%
Net yield on average interest-earning assets	3.74%		3.33%		3.65%		3.30%
Ratio of average interest-earning
assets to average interest-bearing liabilities	1.05	x	1.21	x	1.05	x	1.21	x
Non-performing assets to total assets	0.77%		0.38%		0.77%		0.38%
Return on average equity	7.75%		4.54%		6.46%		6.26%
Return on tangible equity	16.17%		4.58%		9.15%		6.32%
Number of full-service offices at end of period	27		14		27		14